Exhibit 99

Best Buy Reports Better-than-Expected Third Quarter Results
Domestic Segment Comparable Sales Increased 1.8%
GAAP Diluted EPS Increased 62% to $0.60
Non-GAAP Diluted EPS Increased 51% to $0.62

MINNEAPOLIS, November 17, 2016 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the third quarter ended October 29, 2016 (“Q3 FY17”), as compared to the third quarter ended October 31, 2015 (“Q3 FY16”). The company reported GAAP diluted earnings per share from continuing operations of $0.60, an increase of 62% from $0.37 in Q3 FY16. Non-GAAP diluted earnings per share from continuing operations were $0.62, an increase of 51% from $0.41 in Q3 FY16.

	Q3 FY17	Q3 FY16
Revenue ($ in millions)[1]
Enterprise	$8,945	$8,819
Domestic segment	$8,192	$8,090
International segment	$753	$729
Enterprise comparable sales % change	1.8%	0.8%
Domestic comparable sales % change	1.8%	0.8%
Domestic comparable online sales % change	24.1%	18.3%
International revenue % change	3.3%	(29.9)%
International revenue % change on a constant currency basis[2]	4.0%	(16.2)%
Operating Income:
GAAP operating income as a % of revenue	3.5%	2.6%
Non-GAAP operating income as a % of revenue	3.6%	2.8%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$0.60	$0.37
Non-GAAP diluted EPS from continuing operations	$0.62	$0.41
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled "Reconciliation of non-GAAP Financial Measures".

“We are pleased to report today growth on both our top and bottom lines,” said Best Buy Chairman and CEO Hubert Joly. “We are excited by the continued product innovation we are seeing, the role we play for customers, the growth opportunities in front of us, the quality of our execution and the strength of our financial performance.”

Joly concluded, “Looking ahead, our teams are ready to execute our plan for the holiday season. As our marketing tagline, Holiday Gifting Made Easy, states, our goal is to make holiday shopping effortless for customers. To win holiday and deliver on this promise, we have created an exciting assortment of great and competitively priced products, and we have mobilized our assets, including our leading-edge digital capabilities, fast and free shipping across the entire site during holiday, and of course our knowledgeable Blue Shirts and Geek Squad agents who are here to provide compelling in-store experiences and in-home services.”

Corie Barry, Best Buy CFO, commented,“As we enter the fourth quarter and execute against our holiday plan, which includes a disciplined promotional strategy, we expect to deliver non-GAAP diluted earnings per share in the range of $1.62 to $1.67 compared to $1.53 last year. This outlook assumes a diluted weighted average share count of approximately 315 million and a non-GAAP effective income tax rate in the range of 35.0% to 35.5%. This fourth quarter outlook implies full year non-GAAP diluted EPS in the range of $3.25 to $3.30, growth of 17% to 19% versus last year.3”

Barry continued, “From a revenue standpoint, we are excited by the rate of technology innovation, the quality of our assortment and our ability to execute. That being said, we have updated our original expectations to incorporate the impact of recent product recalls and the fact that certain products will simply not be available for sale during our fourth quarter. The expected impact of these recalls on our fourth quarter Domestic revenue is approximately $200 million. With that incorporated, our fourth quarter Enterprise revenue guidance is $13.4 to $13.6 billion.”

Domestic Segment Third Quarter Results

Domestic Revenue
Domestic revenue of $8.2 billion increased 1.3% versus last year driven by comparable sales growth of 1.8%, partially offset by the loss of revenue from 14 large format and 23 Best Buy Mobile store closures. Industry revenue in the NPD-tracked categories declined 3.1%.4

From a merchandising perspective, comparable sales growth in home theater, mobile phones, wearables and connected home was partially offset by declines in gaming.

Domestic online revenue of $881 million increased 24.1% on a comparable basis primarily due to increased traffic, higher average order values and higher conversion rates. As a percentage of total Domestic revenue, online revenue increased 200 basis points to 10.8% versus 8.8% last year.

Domestic Gross Profit Rate
Domestic GAAP and non-GAAP gross profit rate was 24.7% versus 24.1% last year. The 60-basis point increase was primarily due to improved margin rates in the computing and home theater categories, which were partially offset by the mobile category.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.72 billion, or 21.0% of revenue, versus $1.70 billion, or 21.0% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.71 billion, or 20.9% of revenue, versus $1.69 billion, or 20.9% of revenue, last year. For both GAAP and non-GAAP SG&A, the increase was primarily driven by the timing of previously outlined investments.

International Segment Third Quarter Results

International Revenue
International revenue of $753 million increased 3.3% driven by growth in Canada and Mexico which was partially offset by approximately 70 basis points of negative foreign currency impact. On a constant currency basis, International revenue increased 4.0%.2

International Gross Profit Rate
International gross profit rate was 24.3% versus 22.5% last year. On a non-GAAP basis, gross profit rate was 24.3% versus 22.4% last year. For both the GAAP and non-GAAP gross profit rate, the improvement was primarily driven by a higher year-over-year gross profit rate in Canada due to a more favorable product mix and lapping the disruption and corresponding increased promotional activity last year related to the brand consolidation.

International SG&A
International SG&A expenses were $170 million, or 22.6% of revenue, versus $172 million, or 23.6% of revenue, last year. On a non-GAAP basis, SG&A expenses were $169 million, or 22.4% of revenue, versus $171 million, or 23.5% of revenue, last year. For both GAAP and non-GAAP SG&A, the decrease was primarily driven by the positive impact of foreign exchange rates. The GAAP and non-GAAP rate decreases were primarily driven by sales leverage.

Share Repurchases and Dividends

During Q3 FY17, the company returned a total of $290 million to shareholders through share repurchases and dividends. On a year-to-date basis, the company has returned a total of $931 million to shareholders through share repurchases and dividends.

On February 25, 2016, the company announced the intent to repurchase $1 billion of its shares over a two-year period. In Q3 FY17, the company repurchased 5.4 million shares for a total of $201 million. On a year-to-date basis, the company has repurchased 15.7 million shares for a total of $517 million. The company’s cumulative share repurchases, net of dilution from equity based awards, positively benefitted GAAP and non-GAAP diluted EPS by $0.05 in Q3 FY17.

On October 4, 2016, the company paid a quarterly dividend of $0.28 per common share outstanding, or $89 million. On a year-to-date basis, the company has paid $414 million in regular and special dividends.

Q4 FY17 Financial Guidance

Best Buy is providing the following Q4 FY17 financial guidance:

•	Enterprise revenue in the range of $13.4 billion to $13.6 billion

•	Enterprise comparable sales change in the range of (1.0%) to 1.0%

•	Domestic comparable sales change in the range of (1.0%) to 1.0%

•	International comparable sales change in the range of (2.0%) to 2.0%

•	Non-GAAP effective income tax rate of 35.0% to 35.5%[3]

•	Diluted weighted average share count of approximately 315 million

•	Non-GAAP diluted EPS of $1.62 to $1.67[3]

Note: In Q4 FY17, International revenue is expected to once again be comparable on a year-over-year basis and therefore the company is now guiding Enterprise, Domestic and International comparable sales.5

Reminder: Discontinuation of Holiday Sales Press Release in FY17

Beginning in January FY17, the company will no longer issue an interim Holiday press release due to the increasing significance of the month of January to the company’s overall fourth quarter financial results.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November 17, 2016. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis.

Additionally, the company is no longer reporting comparable sales excluding the impact of installment billing as the mix of installment billing plans is comparable on a year-over-year basis.

(2)
The term constant currency represents results adjusted to exclude foreign currency impacts. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert the results of its International segment where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of revenue changes in constant currency provides useful supplementary information to investors in light of significant fluctuations in currency rates and ongoing inability to report comparable store sales for the International segment as a result of the Canadian brand consolidation. On a constant currency basis, revenue for the International segment was $753 million in Q3 FY17 and $724 million in Q3 FY16 reflecting a foreign currency impact of negative $5 million on Q3 FY16.

(3)
A reconciliation of the projected non-GAAP effective tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; asset impairments, gains and losses; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business, the early retirement of an asset or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

(4)
According to The NPD Group’s Weekly Retail Tracking Service as published November 7, 2016, revenue for the CE (Consumer Electronics) industry declined 3.1% during the 13 weeks ended October 29, 2016 compared to the 13 weeks ended October 31, 2015. The categories tracked by The NPD Group include TVs, desktop and notebook computers, tablets, digital imaging and other categories. Sales of these products represent approximately 63% of Domestic revenue. It does not include mobile phones, appliances, services, gaming, Apple Watch, movies, music or Amazon-branded products.

(5)
Beginning in Q4 FY17, the company believes International revenue will once again be comparable on a year-over-year basis and expects to report comparable sales for the International segment on a go-forward basis. At that time, Enterprise comparable sales will cease being equal to Domestic comparable sales and instead will equal the sum of Domestic and International comparable sales as they were before the Canadian brand consolidation in Q1 FY16. As such, the company’s Q4 FY17 guidance now includes comparable sales metrics for Enterprise, Domestic and International.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and changes in senior management, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 23, 2016. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in illions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Revenue	$8,945	$8,819	$25,921	$25,905
Cost of goods sold	6,742	6,708	19,511	19,661
Restructuring charges - cost of goods sold	—	(1)	—	4
Gross profit	2,203	2,112	6,410	6,240
Gross profit %	24.6%	23.9%	24.7%	24.1%
Selling, general and administrative expenses	1,890	1,874	5,407	5,451
SG&A %	21.1%	21.2%	20.9%	21.0%
Restructuring charges	1	8	30	185
Operating income	312	230	973	604
Operating income %	3.5%	2.6%	3.8%	2.3%
Other income (expense):
Gain on sale of investments	—	—	2	2
Investment income and other	8	3	22	14
Interest expense	(16)	(20)	(54)	(60)
Earnings from continuing operations before income tax expense	304	213	943	560
Income tax expense	112	84	343	230
Effective tax rate	36.7%	39.4%	36.4%	41.1%
Net earnings from continuing operations	192	129	600	330
Earnings (loss) from discontinued operations, net of tax	2	(4)	21	88
Net earnings	$194	$125	$621	$418

Basic earnings (loss) per share
Continuing operations	$0.61	$0.37	$1.87	$0.95
Discontinued operations	—	(0.01)	0.07	0.25
Basic earnings per share	$0.61	$0.36	$1.94	$1.20

Diluted earnings (loss) per share
Continuing operations	$0.60	$0.37	$1.85	$0.93
Discontinued operations	0.01	(0.01)	0.07	0.25
Diluted earnings per share	$0.61	$0.36	$1.92	$1.18

Dividends declared per common share	$0.28	$0.23	$1.29	$1.20

Weighted average common shares outstanding
Basic	316.2	344.7	320.2	348.9
Diluted	320.0	349.0	323.6	353.6

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	October 29, 2016	October 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$1,341	$1,697
Short-term investments	1,777	1,650
Receivables, net	1,174	1,061
Merchandise inventories	6,331	6,651
Other current assets	398	409
Total current assets	11,021	11,468
Property and equipment, net	2,298	2,329
Goodwill	425	425
Intangibles, net	18	18
Other assets	780	897
Non-current assets held for sale	—	32
TOTAL ASSETS	$14,542	$15,169

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$6,233	$6,184
Unredeemed gift card liabilities	377	379
Deferred revenue	380	330
Accrued compensation and related expenses	308	306
Accrued liabilities	782	790
Accrued income taxes	43	23
Current portion of long-term debt	43	383
Total current liabilities	8,166	8,395
Long-term liabilities	791	874
Long-term debt	1,324	1,250
Equity	4,261	4,650
TOTAL LIABILITIES & EQUITY	$14,542	$15,169

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Nine Months Ended
	October 29, 2016	October 31, 2015
OPERATING ACTIVITIES
Net earnings	$621	$418
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	491	494
Restructuring charges	30	189
Gain on sale of business, net	—	(99)
Stock-based compensation	82	80
Deferred income taxes	28	(43)
Other, net	(34)	3
Changes in operating assets and liabilities:
Receivables	80	229
Merchandise inventories	(1,370)	(1,494)
Other assets	(18)	20
Accounts payable	1,801	1,152
Other liabilities	(192)	(271)
Income taxes	(124)	(215)
Total cash provided by operating activities	1,395	463

INVESTING ACTIVITIES
Additions to property and equipment	(445)	(493)
Purchases of investments, net	(464)	(196)
Proceeds from sale of business, net of cash transferred upon sale	—	102
Proceeds from property disposition	56	—
Change in restricted assets	(8)	(45)
Settlement of net investment hedges	5	14
Total cash used in investing activities	(856)	(618)

FINANCING ACTIVITIES
Repurchase of common stock	(472)	(385)
Repayments of debt	(384)	(18)
Dividends paid	(417)	(421)
Issuance of common stock	66	44
Other, net	20	19
Total cash used in financing activities	(1,187)	(761)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	13	(13)
DECREASE IN CASH AND CASH EQUIVALENTS	(635)	(929)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD EXCLUDING HELD FOR SALE	1,976	2,432
CASH AND CASH EQUIVALENTS HELD FOR SALE AT BEGINNING OF PERIOD	—	194
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,341	$1,697

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Revenue	$8,192	$8,090	$23,910	$23,858
Gross profit	$2,020	$1,948	$5,901	$5,780
SG&A	$1,720	$1,702	$4,915	$4,922
Operating income	$298	$244	$959	$857

Key Metrics
Comparable sales % change	1.8%	0.8%	0.8%	1.7%
Comparable online sales % change	24.1%	18.3%	23.9%	13.3%
Gross profit as a % of revenue	24.7%	24.1%	24.7%	24.2%
SG&A as a % of revenue	21.0%	21.0%	20.6%	20.6%
Operating income as a % of revenue	3.6%	3.0%	4.0%	3.6%

Non-GAAP Results
Gross profit	$2,020	$1,948	$5,718	$5,692
Gross profit as a % of revenue	24.7%	24.1%	23.9%	23.9%
SG&A	$1,713	$1,693	$4,879	$4,878
SG&A as a % of revenue	20.9%	20.9%	20.4%	20.4%
Operating income	$307	$255	$839	$814
Operating income as a % of revenue	3.7%	3.2%	3.5%	3.4%

International Segment Performance Summary	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Revenue	$753	$729	$2,011	$2,047
Gross profit	$183	$164	$509	$460
SG&A	$170	$172	$492	$529
Operating income (loss)	$14	$(14)	$14	$(253)

Key Metrics
Comparable sales % change[1]	N/A	N/A	N/A	N/A
Gross profit as a % of revenue	24.3%	22.5%	25.3%	22.5%
SG&A as a % of revenue	22.6%	23.6%	24.5%	25.8%
Operating income (loss) as a % of revenue	1.9%	(1.9)%	0.7%	(12.4)%

Non-GAAP Results
Gross profit	$183	$163	$509	$464
Gross profit as a % of revenue	24.3%	22.4%	25.3%	22.7%
SG&A	$169	$171	$489	$520
SG&A as a % of revenue	22.4%	23.5%	24.3%	25.4%
Operating income (loss)	$14	$(8)	$20	$(56)
Operating income (loss) as a % of revenue	1.9%	(1.1)%	1.0%	(2.7)%

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Consumer Electronics	31%	30%	4.9%	3.0%
Computing and Mobile Phones	49%	49%	1.6%	(0.9)%
Entertainment	6%	6%	(9.4)%	(6.0)%
Appliances	9%	9%	3.0%	16.4%
Services	5%	5%	(1.8)%	(11.1)%
Other	—%	1%	n/a	n/a
Total	100%	100%	1.8%	0.8%

	Revenue Mix Summary
	Three Months Ended
International Segment[1]	October 29, 2016	October 31, 2015
Consumer Electronics	28%	27%
Computing and Mobile Phones	54%	55%
Entertainment	6%	8%
Appliances	5%	4%
Services	6%	5%
Other	1%	1%
Total	100%	100%

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, non-restructuring asset impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, effective tax rate, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP effective tax rate, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	October 29, 2016		October 31, 2015
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
SG&A	$1,720	21.0%	$1,702	21.0%
Non-restructuring asset impairments - SG&A	(7)	(0.1)%	(9)	(0.1)%
Non-GAAP SG&A	$1,713	20.9%	$1,693	20.9%

Operating income	$298	3.6%	$244	3.0%
Non-restructuring asset impairments - SG&A	7	0.1%	9	0.1%
Restructuring charges	2	—%	2	—%
Non-GAAP operating income	$307	3.7%	$255	3.2%

International - Continuing Operations
Gross profit	$183	24.3%	$164	22.5%
Restructuring charges - COGS	—	—%	(1)	(0.1)%
Non-GAAP gross profit	$183	24.3%	$163	22.4%

SG&A	$170	22.6%	$172	23.6%
Other Canadian brand consolidation charges - SG&A1	—	—%	(1)	(0.1)%
Non-restructuring asset impairments - SG&A	(1)	(0.1)%	—	—%
Non-GAAP SG&A	$169	22.4%	$171	23.5%

Operating income (loss)	$14	1.9%	$(14)	(1.9)%
Restructuring charges - COGS	—	—%	(1)	(0.1)%
Other Canadian brand consolidation charges - SG&A1	—	—%	1	0.1%
Non-restructuring asset impairments - SG&A	1	0.1%	—	—%
Restructuring charges	(1)	(0.1)%	6	0.8%
Non-GAAP operating income (loss)	$14	1.9%	$(8)	(1.1)%

	Three Months Ended		Three Months Ended
	October 29, 2016		October 31, 2015
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$2,203	24.6%	$2,112	23.9%
Restructuring charges - COGS	—	—%	(1)	—%
Non-GAAP gross profit	$2,203	24.6%	$2,111	23.9%

SG&A	$1,890	21.1%	$1,874	21.2%
Other Canadian brand consolidation charges - SG&A1	—	—%	(1)	—%
Non-restructuring asset impairments - SG&A	(8)	(0.1)%	(9)	(0.1)%
Non-GAAP SG&A	$1,882	21.0%	$1,864	21.1%

Operating income	$312	3.5%	$230	2.6%
Restructuring charges - COGS	—	—%	(1)	—%
Other Canadian brand consolidation charges - SG&A1	—	—%	1	—%
Non-restructuring asset impairments - SG&A	8	0.1%	9	0.1%
Restructuring charges	1	—%	8	0.1%
Non-GAAP operating income	$321	3.6%	$247	2.8%

Income tax expense	$112		$84
Effective tax rate	36.7%		39.4%
Income tax impact of non-GAAP adjustments[2]	3		2
Non-GAAP income tax expense	$115		$86
Non-GAAP effective tax rate	36.6%		37.1%

Net earnings	$192		$129
Restructuring charges - COGS	—		(1)
Other Canadian brand consolidation charges - SG&A1	—		1
Non-restructuring asset impairments - SG&A	8		9
Restructuring charges	1		8
Income tax impact of non-GAAP adjustments[2]	(3)		(2)
Non-GAAP net earnings	$198		$144

Diluted EPS	$0.60		$0.37
Per share impact of restructuring charges - COGS	—		—
Per share impact of other Canadian brand consolidation charges - SG&A1	—		—
Per share impact of non-restructuring asset impairments - SG&A	0.03		0.02
Per share impact of restructuring charges	—		0.02
Per share income tax impact of non-GAAP adjustments[2]	(0.01)		—
Non-GAAP diluted EPS	$0.62		$0.41

	Nine Months Ended		Nine Months Ended
	October 29, 2016		October 31, 2015
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$5,901	24.7%	$5,780	24.2%
CRT settlements[3]	(183)	(0.8)%	(88)	(0.4)%
Non-GAAP gross profit	$5,718	23.9%	$5,692	23.9%

SG&A	$4,915	20.6%	$4,922	20.6%
CRT settlement legal fees and costs[3]	(22)	(0.1)%	(13)	(0.1)%
Non-restructuring asset impairments - SG&A	(14)	(0.1)%	(31)	(0.1)%
Non-GAAP SG&A	$4,879	20.4%	$4,878	20.4%

Operating income	$959	4.0%	$857	3.6%
Net CRT settlements[3]	(161)	(0.7)%	(75)	(0.3)%
Non-restructuring asset impairments - SG&A	14	0.1%	31	0.1%
Restructuring charges	27	0.1%	1	—%
Non-GAAP operating income	$839	3.5%	$814	3.4%

International - Continuing Operations
Gross profit	$509	25.3%	$460	22.5%
Restructuring charges - COGS	—	—%	4	0.2%
Non-GAAP gross profit	$509	25.3%	$464	22.7%

SG&A	$492	24.5%	$529	25.8%
Other Canadian brand consolidation charges - SG&A1	(1)	—%	(6)	(0.3)%
Non-restructuring asset impairments - SG&A	(2)	(0.1)%	(3)	(0.1)%
Non-GAAP SG&A	$489	24.3%	$520	25.4%

Operating income (loss)	$14	0.7%	$(253)	(12.4)%
Restructuring charges - COGS	—	—%	4	0.2%
Other Canadian brand consolidation charges - SG&A1	1	—%	6	0.3%
Non-restructuring asset impairments - SG&A	2	0.1%	3	0.1%
Restructuring charges	3	0.1%	184	9.0%
Non-GAAP operating income (loss)	$20	1.0%	$(56)	(2.7)%

Consolidated - Continuing Operations
Gross profit	$6,410	24.7%	$6,240	24.1%
CRT settlements[3]	(183)	(0.7)%	(88)	(0.3)%
Restructuring charges - COGS	—	—%	4	—%
Non-GAAP gross profit	$6,227	24.0%	$6,156	23.8%

SG&A	$5,407	20.9%	$5,451	21.0%
CRT settlement legal fees and costs[3]	(22)	(0.1)%	(13)	(0.1)%
Other Canadian brand consolidation charges - SG&A1	(1)	—%	(6)	—%
Non-restructuring asset impairments - SG&A	(16)	(0.1)%	(34)	(0.1)%
Non-GAAP SG&A	$5,368	20.7%	$5,398	20.8%

Operating income	$973	3.8%	$604	2.3%
Net CRT settlements[3]	(161)	(0.6)%	(75)	(0.3)%
Restructuring charges - COGS	—	—%	4	—%
Other Canadian brand consolidation charges - SG&A2	1	—%	6	—%
Non-restructuring asset impairments - SG&A	16	0.1%	34	0.1%
Restructuring charges	30	0.1%	185	0.7%
Non-GAAP operating income	$859	3.3%	$758	2.9%

	Nine Months Ended	Nine Months Ended
	October 29, 2016	October 31, 2015
	$ % of Rev.	$ % of Rev.
Income tax expense	$343	$230
Effective tax rate	36.4%	41.1%
Income tax impact of non-GAAP adjustments[2]	(43)	33
Non-GAAP income tax expense	$300	$263
Non-GAAP effective tax rate	36.3%	36.9%

Net earnings	$600	$330
Net CRT settlements[3]	(161)	(75)
Restructuring charges - COGS	—	4
Other Canadian brand consolidation charges - SG&A1	1	6
Non-restructuring asset impairments - SG&A	16	34
Restructuring charges	30	185
Gain on investments	(2)	(2)
Income tax impact of non-GAAP adjustments[2]	43	(33)
Non-GAAP net earnings	$527	$449

Diluted EPS	$1.85	$0.93
Per share impact of net CRT settlements[3]	(0.50)	(0.21)
Per share impact of restructuring charges - COGS	—	0.01
Per share impact of other Canadian brand consolidation charges - SG&A1	0.01	0.02
Per share impact of non-restructuring asset impairments - SG&A	0.05	0.10
Per share impact of restructuring charges	0.09	0.52
Per share impact of gain on investments	(0.01)	(0.01)
Per share income tax impact of non-GAAP adjustments[2]	0.14	(0.09)
Non-GAAP diluted EPS	$1.63	$1.27

(1)
Represents charges related to the Canadian brand consolidation initiated in Q1 FY16, primarily due to retention bonuses and other store-related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

(2)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates of 38% for the United States and 26.4% for Canada, applied to the non-GAAP adjustments of each country, which are detailed in the Domestic and International segment reconciliations above, respectively.

(3)
Represents cathode ray tube ("CRT") litigation settlements reached, net of related legal fees and costs. Settlements relate to products purchased and sold in prior fiscal years. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, for additional information.

Return on Assets and Non-GAAP Return on Invested Capital

The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")
	October 29, 2016[1]	October 31, 2015[1]
Net earnings including noncontrolling interests	$1,100	$938
Total assets	13,554	14,429
ROA	8.1%	6.5%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")
	October 29, 2016[1]	October 31, 2015[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,744	$1,414
Operating income - discontinued operations	33	77
Total operating income	1,777	1,491
Add: Operating lease interest[2]	230	247
Add: Non-GAAP operating income adjustments[3]	(103)	176
Add: Investment income	28	21
Less: Net earnings attributable to noncontrolling interest	—	(1)
Less: Income taxes[4]	(729)	(725)
Non-GAAP NOPAT	$1,203	$1,209

Average Invested Capital
Total assets	$13,554	$14,429
Less: Excess cash[5]	(2,834)	(3,259)
Add: Capitalized operating lease obligations[6]	3,834	4,113
Total liabilities	(9,208)	(9,644)
Exclude: Debt[7]	1,466	1,619
Less: Noncontrolling interests	—	(1)
Average invested capital	$6,812	$7,257

Non-GAAP ROIC	17.7%	16.7%

(1)
Income statement accounts represent the activity for the trailing 12-months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four-quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio. Historically, the company has used an add-back multiple of 50%; however, due to changes in the average remaining lease life of the company's operating leases, the company has lowered its multiple. The prior period calculations have been updated to reflect the updated multiple.

(3)
Includes continuing operations adjustments for net CRT settlements, restructuring charges, other Canada brand consolidation charges in SG&A and non-restructuring asset impairments in SG&A and a discontinued operations adjustment for a gain on a property sale. Additional details regarding the non-GAAP operating income from continuing operations adjustments are included in the "Reconciliation of Non-GAAP Financial Measures" schedule. For additional details on the operating income from discontinued operations adjustment, refer to Note 2, Discontinued Operations, in the Notes to Consolidated Financial Statements included in the company’s Form 10-Q for the fiscal quarter ended July 30, 2016.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which is primarily made up of a 38% rate in the United States and a 26.4% rate in Canada.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that we would record if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio. Historically, the company has used a capitalized lease obligation multiple of eight; however, due to changes in the average remaining lease life of the company's operating leases, the company has lowered its multiple. The prior period calculations have been updated to reflect the updated multiple.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.